                                 Exhibit 99.2
FOR IMMEDIATE RELEASE

Contacts:

James H. Weber
Senior Vice President,
Marketing and Investor Relations Officer
Tel: (440) 989-3005

Mitchell J. Fallis, CPA
Vice President and
Chief Accounting Officer
Tel: (440) 244-7145

Gregory D. Friedman, CPA
Executive Vice President,
Corporate Secretary and
Chief Financial Officer
Tel: (440) 244-7143

LNB BANCORP, INC., REPORTS 2003 SECOND-QUARTER EARNINGS
AND FIRST-HALF REVENUE AND EARNINGS

LORAIN, OHIO-JULY 22, 2003-LNB BANCORP, INC. (Nasdaq: LNBB), today announced financial results for the second quarter and six months ended June 30, 2003, with earnings reaching the highest level for any second quarter in the corporation's history.

LNB Bancorp, Inc., parent financial holding company of The Lorain National Bank, reported 2003 second-quarter earnings of $2,324,000, an increase of two percent from the previous second-quarter record of $2,281,000 set last year. Basic and diluted earnings per share for the 2003 second quarter of $0.35 were unchanged from the year-ago period. Earnings for the first half of 2003 increased to $4,515,000, or $0.68 per basic and diluted share, from $4,429,000, or $0.67 per basic and diluted share, for the first six months of 2002.

All 2002 financial statements and related per-share amounts herein have been restated to reflect the adoption of Statement of Financial Accounting Standards (SFAS) No. 147 "Acquisitions of Certain Financial Institutions" and SFAS No. 142 "Goodwill and Other Intangible Assets" as related to intangibles. Per-share amounts have also been adjusted to reflect a two-percent stock dividend on July 2, 2002, and a three-for-two stock split on March 14, 2003.

Net interest income increased less than one percent during the 2003 first half versus the comparable year-ago period. Solid growth in commercial loans plus the downward repricing of interest-bearing liabilities slightly more than offset lower interest rates on the loan and investment portfolios.

Noninterest income declined by three percent in 2003's first half. Decreases in Investment and Trust Services Division income of 18 percent, and decreases in gains on sales of securities of 17 percent and 24 percent in other noninterest income were partially offset by a 213 percent increase on gain on sale of loans and a three percent increase in fees and service charges.

Noninterest expenses declined one percent for the first half of 2003 compared with the same period in 2002. Decreases in salaries and employee expenses, marketing, and other noninterest expenses offset increases in outside services and other categories. Income taxes decreased $28,000 due to increases in tax-exempt income.

Net revenues generated during the second quarter of 2003 decreased less than one percent to $9.9 million, compared with $10.0 million last year. For the first half of the year, net revenues of $19.6 million also decreased less than one percent from $19.7 million in 2002's first six months.

Commenting on the results for the period, Gary C. Smith, LNB Bancorp's President and Chief Executive Officer, stated: "In light of the soft economic conditions, we have been working very hard to manage our noninterest expenses. As a result, total noninterest expenses declined approximately $150,000 in this year's first half, compared with last year's first six months."

The Bancorp reported that annualized return on average assets (ROAA) for the 2003 first half was 1.26 percent, compared with 1.23 percent for 2002's first half. The annualized return on average shareholders' equity (ROAE) for first-half 2003 was 13.45 percent versus 13.15 percent in last year's comparable period.

Total assets increased eight percent to $753.1 million at June 30, 2003, up $58.5 million from June 30, 2002. Net loans increased six percent to $520.1 million from $493.0 million, led by strong commercial loan growth offset somewhat by a refinancing-induced decline in residential mortgage loans during the 12 months ended June 30, 2003. The security portfolio increased to $165.8 million at June 30, 2003, up $19.0 million or 12.9 percent from one year ago. Increases in United States government agency securities accounted for most of the increase.

Total deposits climbed seven percent to $591.6 million, up $38.1 million from one year ago. Growth in demand deposits, savings, certificates of deposit and CheckInvest deposits were partially offset by declines in money market and Market Access deposits.

Other borrowings increased 23 percent to $86.5 million at June 30, 2003, from $70.5 million one year ago due to increases in Federal Home Loan Bank advances of $20.6 million, partially offset by decreases in repurchase agreements of $4.6 million.

At June 30, 2003, shareholders' equity reached an all-time high of $68.6 million, up $4.3 million or seven percent from one year ago; and book value per share climbed to $10.38 from $9.70 at June 30, 2002. Capital ratios remained strong during the period, with average equity to average assets of
9.3 percent. LNB Bancorp, Inc., and Lorain National Bank exceed all applicable regulatory capital requirements. Under Federal Deposit Insurance Corporation
(FDIC) guidelines, Lorain National Bank is categorized as "well capitalized" the highest rating category available.

Total cash dividends declared during the first half of 2003 increased to $2,246,000, compared with $2,179,000 for the first half of 2002. Dividends declared increased three percent, on a per-share basis, in the first half of 2003 reaching $0.34 versus last year's $0.33.

ABOUT LNB BANCORP, INC.
LNB Bancorp, Inc., is a $753-million financial holding company with two wholly owned subsidiaries: The Lorain National Bank and Charleston Insurance Agency, Inc., and a 49-percent-owned subsidiary, Charleston Title Agency, LLC. LNB Bancorp's primary subsidiary, The Lorain National Bank, provides a full spectrum of financial services, including full-service community banking, specializing in commercial, mortgage and personal banking services, and investment and trust services. Lorain National Bank also offers long-term, fixed-rate mortgages via the secondary mortgage market. Brokerage services including stocks, bonds, mutual funds and variable-annuity investments are also offered at Lorain National Bank through Raymond James Financial Services, Inc. (member NASD/SIPC), a registered broker/dealer. North Coast Community Development Corporation, a wholly owned subsidiary of The Lorain National Bank, is a community development entity (CDE), formed and approved in 2002, that provides qualified community businesses with debt financing including commercial mortgage, construction, and commercial equipment loans aimed at stimulating economic growth and job creation in low- and moderate-income census tracts in Lorain County, Ohio. Charleston Insurance Agency, Inc., offers life, long-term-care insurance and fixed-annuity products. Charleston Title Agency, LLC, offers traditional title services.

Lorain National Bank serves customers through 21 retail-banking centers and 27 ATMs in Ohio's Lorain, eastern Erie and western Cuyahoga counties. For more information about LNB Bancorp, Inc., and its related products and services or to view its filings with the Securities and Exchange Commission, including Forms 10-K, 10-Q and 8-K, please visit http://www.4lnb.com.

This press release contains forward-looking statements based on current expectations that are covered under the "safe-harbor" provision of the Securities Litigation Reform Act of 1995. Certain forward-looking statements, which involve inherent risks and uncertainties, are described in LNB Bancorp's filings with the Securities and Exchange Commission. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which LNB Bancorp, Inc., conducts its operations.


                     --FINANCIAL HIGHLIGHTS FOLLOW--

                             LNB Bancorp, Inc.
                           FINANCIAL HIGHLIGHTS
           (In thousands, except per-share data; unaudited

                                                         PERCENT
THREE MONTHS ENDED JUNE 30,       2003         2002      CHANGE
----------------------------   ---------    ---------   ---------
Net interest income            $ 7,274      $ 7,299       (0)%
Noninterest income               2,665        2,667       (0)%
                               ---------    ---------
  Revenue                      $ 9,939      $ 9,966       (0)%
Provision for loan losses          570          525         9%
Noninterest expenses             5,889        6,056       (3)%
                               ---------    ---------
  Income before income taxes   $ 3,480        3,385         3%
Income taxes                     1,156        1,104       (5)%
                               ---------    ---------
  Net income                   $ 2,324      $ 2,281         2%

PER SHARE DATA:
Earnings (basic and diluted)   $  0.35      $  0.35
Cash dividend declared         $  0.17      $  0.17

Weighted average shares outstanding:
Basic                          6,603,920    6,601,548
Diluted                        6,624,263    6,606,758


                                                        PERCENT
SIX MONTHS ENDED JUNE 30,         2003         2002      CHANGE
----------------------------   ---------    ---------   ---------
Net interest income            $14,434      $14,382         0%
Noninterest income               5,171        5,305       (3)%
                               ---------    ---------
  Revenue                      $19,605      $19,687       (0)%
Provision for loan losses        1,134        1,125       (1)%
Noninterest expenses            11,835       11,984       (1)%
                               ---------    ---------
  Income before income taxes   $ 6,636        6,578         1%
Income taxes                     2,121        2,149       (1)%
                               ---------    ---------
  Net income                   $ 4,515      $ 4,429         2%

FINANCIAL RATIOS:

Annualized Return on average assets           1.26%        1.23%
Annualized Return on average equity          13.45%       13.15%
Net interest margin                           4.31%        4.58%
Efficiency ratio                             61.01%       62.76%
Loan loss reserve/gross loans                 1.35%        1.23%

PER SHARE DATA:
Earnings (basic and diluted)   $  0.68      $  0.67
Cash dividend declared         $  0.34      $  0.33

Weighted average shares outstanding:
Basic                          6,602,924    6,601,548
Diluted                        6,620,932    6,605,630


                                                         PERCENT
AT JUNE 30,                       2003         2002      CHANGE
----------------------------   ---------    ---------   ---------
Total assets                   $ 753,085    $ 694,564       8%
Net loans                      $ 520,118    $ 492,962       6%
Total deposits                 $ 591,630    $ 553,511       7%
Other borrowings               $  86,505    $  70,508      23%
Total shareholders' equity     $  68,591    $  64,277       7%
Book value per share           $   10.38    $    9.70       7%